EXHIBIT-99

INVESTOR CONTACT:                             MEDIA CONTACT:

Victor L. Campbell                            Eve Hutcherson
615/320-2053                                  502/580-1517

Lee A. Wood                                   Lindy B. Richardson
502/572-2115                                  502/572-2153


               COLUMBIA/HCA HEALTHCARE CORPORATION AND
                 MEDICAL CARE AMERICA COMPLETE MERGER

      Louisville, KY and Dallas, TX, September 16, 1994 -- Columbia/HCA Healthcare Corporation (NYSE:COL) and Medical Care America, Inc.
(NYSE:MRX) today announced that they have completed their previously announced merger transaction.

      Under terms of the merger, Medical Care shareholders will receive
0.7042 of a share of Columbia/HCA common stock for each share of Medical Care common stock held. First Union National Bank of North Carolina has been selected as exchange agent for the transfer. First Union expects to promptly send to Medical Care shareholders the documents required for exchanging their Medical Care stock certificates for Columbia/HCA certificates. Medical Care shareholders should not submit their certificates for transfer until they receive a letter of transmittal.

      "Completing this merger enhances our position in many of the communities we serve," said David T. Vandewater, Chief Operating Officer of Columbia/HCA. "Medical Care's surgery centers offer an efficient setting for the growing number of surgical procedures which can be provided on an outpatient basis. This merger also improves the geographic coverage and range of services offered by Columbia/HCA networks."

      Columbia/HCA Healthcare Corporation is the nation's largest healthcare services provider, with 195 acute-care and specialty hospitals, and over 100 complementary outpatient healthcare facilities in 31 states, England and Switzerland. With its comprehensive delivery networks, Columbia/HCA meets the healthcare needs of its communities in a cost-effective, quality manner.








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